Exhibit 99.1

      Perry Ellis International Inc. Reports Second Quarter Sales Increase;
              Company Reaffirms Prior Revenue and Earnings Guidance
                       for the Balance of This Fiscal Year

    MIAMI--(BUSINESS WIRE)--Aug. 27, 2003--Perry Ellis International Inc. (Nasdaq:PERY):

    -- Next fiscal year guidance - - $600 million revenue, $2.80 EPS per fully diluted share

    --  Statement of operations and balance sheet attached.

     Perry Ellis International, Inc. (Nasdaq:PERY) today reported record total revenue for the second quarter ended July 31, 2003 of $92.8 million, an increase of $28.8 million or 45 percent over the $64.0 million reported for the same period last year. The increase is attributable to the inclusion of approximately $31.0 million of revenue from the company's acquisition of Salant, which closed on June 19, 2003. For the six months ended July 31, 2003, total revenue was $201.0 million, up 35.2 percent over the same period last year. The company reported net income of $3.0 million or $0.40 per diluted share for the first half of the fiscal year. The company maintains its full year revenue guidance for the current fiscal year of $480.0 million and it remains comfortable with its earnings guidance of $2.50 per fully diluted share. The company expects revenues for next fiscal year in the $600 million range with net earnings per fully diluted share in the $2.80 per share range.
     The company reported an expected net loss for the second quarter of $2.6 million or $0.33 per diluted share. The company's net loss for the quarter was expected and is in line with its continued guidance for earnings for this full fiscal year. On a pro-forma basis, had the Salant acquisition occurred at the beginning of our fiscal year, our second quarter and six month year to date earnings per diluted share would have been ($0.11) and $0.89, respectively and ($0.07) and $1.01, respectively, after adjusting for transaction related expenses included in Salant's historical results.
     The loss for the second quarter can be attributed primarily to two factors. First, the minimal gross margin generated by the small seasonal swim business in this quarter, which is typical, was not sufficient to offset the associated overhead expense. Second, the company hired additional corporate accounting and administration staff in anticipation of the closing of the Salant acquisition, and will be maintaining duplicate accounting staffs for several months, which resulted in additional SG&A expenses. The company expects to complete the integration of Salant's accounting and finance functions in Miami sometime during the latter half of the third quarter.
     "The retail climate has been challenging in the first half of this year, but we believe that the worst of this difficult retail environment is behind us," said George Feldenkreis, Perry Ellis International's chairman and chief executive officer. "Our acquisition of Salant, formerly our largest Perry Ellis(R) brand licensee, enables us to finally have direct design, merchandising and marketing control over the brand's men's collection business. We are bringing a stronger, more exciting, and more innovative collection to the market and we expect that going forward the men's Perry Ellis(R) business will grow to higher penetration in its current customer base."
     Mr. Feldenkreis added, "The company is poised to take advantage of its multiple opportunities, and we expect revenue growth and net income for the remainder of this year and next."
     Oscar Feldenkreis, president and chief operating officer, reported an enthusiastic response from the company's retail partners. "Our customers see that we are adding new product lines, investing in new brands, and exploring new product opportunities. The Salant acquisition added Tricots St. Raphael(R) and Axis(R) to our brand portfolio, as well as the Ocean Pacific(R) men's sportswear license."
     "We expect a very strong year for the swim business, with our new Jantzen Ruby(TM) and Diving Girl(R) lines, expanded offerings in resort wear and accessories, and our first season with the Nike(R) men's swim license," Feldenkreis explained. "Positive retailer reaction and initial bookings are very encouraging indicators for the 2004 swim season. In addition, we have successfully launched a Jantzen(R) men's sportswear line, the Jantzen(R) Open golf line, and a line that includes a growing number of Jantzen(R) beach accessories."
     In addition, Feldenkreis indicated that he was excited by the feedback the company received recently at MAGIC. "Our customers are eager to partner with our growing, dynamic company. Our Latin lifestyle Cubavera(R) and the Havanera Co.(TM) product lines continue to be standout performers at retail and we are rolling out programs to additional doors. We are one of the leaders in developing product targeted to this underserved segment and we believe tremendous growth opportunities exist. Our John Henry(R) and Munsingwear(R) business also remains strong. We are going to have a great year."

     About Perry Ellis International

     Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men's sportswear, including causal and dress casual shirts, golf sportswear, sweaters, dress casual pants and shorts, jeans wear, active wear and swimwear to all major levels of retail distribution. The company's portfolio of brands includes 25 of the leading names in fashion such as Perry Ellis(R), Jantzen(R), Munsingwear(R), John Henry(R), Grand Slam(R), Natural Issue(R), Penguin Sport(R), Ping(R) golf apparel, the Havanera Co.(TM), Axis(R), and Tricots St. Raphael(R). Additional information on PEI is available at http://www.perryelliscorporate.com.

     Safe Harbor Statement

     Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, the effectiveness of Perry Ellis' planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, Perry Ellis' future capital needs and ability to obtain financing, changes in fashion trends and consumer acceptance of both new designs and newly introduced products, ability to predict consumer preferences, termination or non-renewal of any material license agreements to which Perry Ellis is a party, ability to integrate businesses, trademarks, trade names and licenses, including Salant, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis' filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis' filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.


           PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED BALANCE SHEETS

                                       July 31, 2003  January 31, 2003
                                      --------------- ----------------

 ASSETS

 Current Assets:

    Cash and cash equivalents             $5,324,290       $4,683,177
    Accounts receivable, net              82,192,001       79,489,739
    Inventories                           92,779,915       51,306,474
    Deferred income taxes                 47,508,086        2,957,765
    Prepaid income taxes                     890,979        3,361,650
    Other current assets                   8,884,358        4,104,767
                                      --------------- ----------------
           Total current assets          237,579,629      145,903,572

 Land and buildings, net                  18,997,155       18,993,281
 Equipment, net                           16,514,690       12,055,595
 Intangible assets, net                  150,326,989      142,186,062

 Other                                    11,286,354       12,098,835
                                      --------------- ----------------

           TOTAL                        $434,704,817     $331,237,345
                                      =============== ================

 LIABILITIES & STOCKHOLDERS' EQUITY

 Current Liabilities:

    Accounts payable                     $26,374,026      $12,820,168
    Accrued expenses                      16,575,736        5,058,748
    Accrued interest payable               4,525,588        4,674,929
    Unearned Revenues                      1,189,048        1,994,554
    Other current liabilities              2,940,468        1,457,422
                                      --------------- ----------------
           Total current liabilities      51,604,866       26,005,821

 Senior subordinated notes payable,
  net                                     99,282,693       99,180,580
 Senior secured notes payable, net        59,927,130       60,729,796
 Senior credit facility                   43,286,273       22,922,287
 Real estate mortgage                     11,600,000       11,600,000
 Pension Liability                        18,483,041                -
 Deferred income tax                      10,432,897       10,694,595
                                      --------------- ----------------
           Total long-term
            liabilities                  243,012,034      205,127,258
                                      --------------- ----------------

           Total liabilities             294,616,900      231,133,079
                                      --------------- ----------------

  Minority Interest                          728,588          702,480
                                      --------------- ----------------

 Stockholders' Equity:

 Preferred stock $.01 par value;
  1,000,000 shares authorized;
  no shares issued or outstanding                  -                -
 Common stock $.01 par value;
  30,000,000 shares authorized;
  8,382,198 shares issued and
  outstanding as of July 31, 2003
  and 6,425,641 shares issued and
  outstanding as of January 31, 2003          83,822           64,257
 Additional paid-in-capital               63,888,586       27,198,094
 Retained earnings                        75,176,080       72,182,529
 Accumulated other comprehensive
  income/(loss)                              210,841          (43,094)
                                      --------------- ----------------
           Total stockholders' equity    139,359,329       99,401,786
           TOTAL                        $434,704,817     $331,237,345
                                      =============== ================


                   Perry Ellis International, Inc.
             UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
              (in 000's, except per share information)

                           Three Months Ended     Six Months Ended
                                 July 31,             July 31,
                          --------------------- ---------------------
                             2003       2002       2003       2002
                          ---------- ---------- ---------- ----------

Net sales                   $87,066    $56,394   $188,932   $135,013

Royalty income                5,700      7,601     12,111     13,677
                          ---------- ---------- ---------- ----------

Total revenue                92,765     63,995    201,043    148,691

Cost of sales                64,852     42,536    136,397    100,468
                          ---------- ---------- ---------- ----------

Gross profit                 27,913     21,459     64,646     48,223
                          ---------- ---------- ---------- ----------

SG&A expenses                27,297     13,484     48,906     27,994

Depreciation &
 amortization                 1,413        743      2,525      1,403
                          ---------- ---------- ---------- ----------

Total operating expenses     28,710     14,227     51,432     29,397
                          ---------- ---------- ---------- ----------

Operating income               (797)     7,232     13,215     18,826

Interest expense              3,391      3,786      8,354      7,653
                          ---------- ---------- ---------- ----------

Income Before Minority
 Interest and Income Taxes   (4,188)     3,446      4,860     11,173

Minority Interest               (20)       (22)        26         10

Income tax provision         (1,533)     1,287      1,841      4,215
                          ---------- ---------- ---------- ----------

Net income (loss)           $(2,634)    $2,181     $2,994     $6,947
                          ========== ========== ========== ==========

Earnings per share:
            Basic             (0.36)      0.34       0.43       1.09
            Diluted           (0.33)      0.34       0.40       1.08

Weighted average
 outstanding shares:
            Basic         7,372,519  6,384,932  6,919,491  6,386,341
            Diluted       7,979,469  6,449,468  7,511,877  6,451,341


                   Perry Ellis International, Inc.
         UNAUDITED CONSOLIDATED PROFORMA STATEMENTS OF INCOME
               (in 000's, except per share information)


                               Three Months Ended   Six Months Ended
                                    July 31,            July 31,
                               ------------------- -------------------
                                      2003                2003
                               ------------------- -------------------

Total revenue                            $124,652            $298,648
Net income (loss)    1                      $(879)             $6,698
                               ------------------- -------------------

Net income (loss) per share:
                 Basic                     $(0.12)              $0.97
                               ------------------- -------------------
                 Diluted                   $(0.11)              $0.89
                               ------------------- -------------------

    1 Net income (loss) includes $0.34 million and $0.92 million, net of tax, of non-recurring direct merger related costs recorded by Salant during the three and six months ended July 31, 2003


    CONTACT: Perry Ellis International, Inc., Miami
             Rosemary B. Trudeau, 305/418-1294